1 KZN TECHNICAL REPORT SUMMARY Exhibit 96.4 KZN Technical Report Summary Explanatory Note This Technical Report Summary (TRS), dated February 21, 2024, serves as an amendment to, and restatement of, the TRS filed on February 22, 2022, effective December 31, 2021, following Tronox Holding plc’s receipt of a comment letter from the U.S. Securities and Exchange Commission. While this Amended TRS incorporates changes to the original version, it maintains an effective date of December 31, 2021 with regard to assumptions and the knowledge of the Qualified Persons. Notable revisions and changes to the previously filed TRS were as follows: • Inclusion of the coordinates of the mine (Section 3) • Inclusion of a stratigraphic column (Figure 5) • Inclusion of the Qualified Person opinions regarding sample preparation, security, and analytical procedures; the metallurgical data; the current plans to address any issues related to environmental compliance, permitting, and local individuals or groups; and issues relating to relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work (Sections 8, 14, 17 and 22) • Amended cutoff grade disclosure (Section 12) • Inclusion of saleable product yield (Table 7) • Amended mine closure disclosure, including closing/reclamation costs (Section 17) • Inclusion of operating and capital costs for life of mine (Tables 10-11) • Inclusion of accuracy of capital and operating costs estimates (Section 18) • Inclusion of market price projections (Table 12) • Inclusion of annual life of mine production schedule (Table 13) • Inclusion of historic plant throughput and saleable product yield (Table 14) • Inclusion of a cash flow analysis (Table 15) • Inclusion of a sensitivity analysis (Table 16) 1 Executive Summary The KZN mineral sands project commenced operations at Hillendale in 2001 had transferred to the nearby Fairbreeze site in 2015. This utilized the existing infrastructure at Empangeni, being a fully functional mineral separation plant for zircon, ilmenite and rutile products and smelting operations using two DC arc furnaces for the production of TiO2 slag and pig iron, on the same site. The majority of the equipment from Hillendale was also put into service at Fairbreeze. Being situated on an historical coastline the ore body is made up of ancient dunal mineral sands deposits, eminently suited to hydraulic mining and wet gravity concentration. There are 2 Mining Rights covering the mining and processing operation and are held 100% by Tronox KZN Sands, a wholly owned subsidiary of the Company. The current reserves are 217Mt tonnes at an average grade of 5.5% THM. The current resources, additional to the reserves tonnage, are 107Mt tonnes at 3.7% THM and the current Life of Mine Plan extends out 15 years. 2 Introduction This report has been prepared by Tronox Holdings Plc in compliance with the US Federal Commission’s modernization of reporting rules for mineral assets located at Fairbreeze in KwaZulu-Natal, South Africa. Information used to support this technical summary report includes the annual Mineral Resources and Reserves report listed in the references section of this report. Mineral Resources and Mineral Reserves as of 31st December, 2021 are summarised in Table 4 and Table 5 in section 11 and section 12 respectively of this report A Qualified Person works at the Fairbreeze site and frequently visits the mining areas. Discussions with site management on resource utilisation and optimisation opportunities are held regularly. During the periodic drilling activities, a qualified person regularly attends site activities.

2 KZN TECHNICAL REPORT SUMMARY 3 Property Description Tronox KZN Sands operations are wholly owned subsidiaries of Tronox Holdings Plc which include: • Fairbreeze Mine, immediately south of the Mtunzini township with the Primary Wet Plant (PWP) situated a further 8 km south of Mtunzini. A hybrid mining method that utilizes track dozers to break lightly cemented ore layers in combination with high- pressure hydraulic mining using water monitor guns to slurry the ore for gravity recovery of heavy minerals at the Primary Wet Concentrator (PWP). • The Central Processing Complex (CPC), 50 road km north of Mtunzini, just outside the town of Empangeni, is where heavy mineral concentrates are processed into mineral products and ilmenite is further converted to titanium rich slag and pig iron in two direct current (DC) arc furnaces. The laboratory and mineral testing facilities are also located at CPC. See Figure 1 on next page.

Figure 1: Location Map


Kwambonambi
Enseleni
CPC
Empangeni
Richards Bay
Port of
Richards Bay
Felixton
HILLENDALE
Vulindlela
Esikhawini
PORT DUNFORD
Zulti South
Eshowe
Indian Ocean
Mtunzini
FAIRBREEZE MINE
Gingingndlovu
Amatikulu
LOCALITY PLAN
Republic of South Africa
Regional Locality in KZN
KZN SANDS OPERATIONS
LEGEND
Tronox Sites
Towns
Landmarks
Richards Bay Airport
National Road
Main Rivers
Lakes
Farms
Fairbreeze Mine
N
W
E
S
Scale (A3 size): 1:200 000
0 2 4 8
km

The Fairbreeze Mine is located at coordinates 29°00'S and 31°42'E

Mining tenements in South Africa are managed at a national government level. In KwaZulu-Natal, Mining Rights and Prospecting Rights are granted and administered by the regional office of the South African Department of Mineral Resources and Energy (DMRE).

The Mining Rights for Fairbreeze are shown in Table 1 and Figure 2.

Table 1: Tronox Mining Rights for Fairbreeze

Area/Farm	DMRE Ref. no.	Area (ha)	Current status
Fairbreeze A, B, C, D	KZN 30/5/1/2/2/123 MR	3,810	expires 24 March 2035
Fairbreeze CX	KZN 30/5/1/2/2/164 MR	231	expires 04 August 2039

KZN TECHNICAL REPORT SUMMARY

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3

4 KZN TECHNICAL REPORT SUMMARY Figure 2: Mining Rights and Surface Ownership All deposit areas are largely covered by eucalyptus plantations and sugar cane to a lesser extent (see Figure 3). An agreement to conduct business exists between Mondi Ltd and Tronox KZN Sands for the properties within the Fairbreeze Mining Right area.

Figure 3: Land Use In Relation to Mineral Resource Outlines


FAIRBREEZE MINE
Regional Locality in KZN
LAND COVER
LEGEND
Orebody Outlines
Fairbreeze Mine
Land Cover
Bare Rock & Soil
Built Up Areas
Cultivated Land
Natural Forest
Planted Timber
Thicket
Veld
Waterbodies
Wetlands
N
W
E
S
Scale (A3 size): 1:40 000
0 0,4 0,8 1,6
Kilometers
C EXT
Mined Out
A
B
D

The minerals in South Africa belong to the government and Tronox is obligated to pay a royalty to the South African Revenue Services (SARS) based on the sales of final mineral products. The actual royalty payable depends on the Tronox KZN Sand's EBIT (Earnings before Interest and Tax) adjusted for capex redeemed. The royalty percentage ranges between a minimum of 0.5% to a maximum of 7%.

4 Accessibility, climate, local resources, infrastructure and physiography

The Fairbreeze area is characterised by a ridge situated about 2.5 km inland from the present coastline which has been dissected by streams to leave smaller free-standing dunes. The dunes generally slope toward the sea from a maximum height above sea level of 109 meters. The regional climate can be described as sub-tropical receiving an average of about 1 100 mm rain /annum at Mtunzini. On average, rainfall occurs for about 20 days in January down to 10 days in July. January temperatures have an average daily maximum of 27°C down to 22°C minimum. In July the average maximum is 22°C down to minimums of around 17°C.

An extensive road network services the greater Richards Bay - Empangeni - Mtunzini area. The national road, N2, serves as the main vehicular access route to the Fairbreeze Mine.

Railway networks in and around the region are suitable for the cargo requirements of the harbour and local industry and are directly connected to the national network for import/export purposes.

Flights can be accessed from Durban King Shaka Airport or Richards Bay Airport.

Electricity supply is drawn from the national ESCOM grid for all operations. Water supplies are drawn from Mhlathuze Water for mining operations and via the local municipality for the CPC operations.

Infrastructure availability is further disclosed in section 15.

KZN TECHNICAL REPORT SUMMARY

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5

5 History

Natal Mineral Sands (NMS), prospected for mineral sands on Hillendale and Fairbreeze in the northern coast of KwaZulu-Natal during the 1980's. Iscor Limited purchased NMS in 1994 and mining activities commenced in 2001 at the Hillendale Mine. In 2012, Tronox announced the acquisition of 74% of KZN Mineral Sands operations. Production commenced at Fairbreeze in 2015 and in 2021 Tronox acquired the whole of the remaining portion it did not own of the KZN Sands operations.

6 Geological Setting, Mineralisation and Deposit

The Fairbreeze deposits consist almost entirely of older (Pliocene parent) Berea-type red sands, which have been exposed to a long period of weathering resulting in the disintegration of the original components to form silt-sized particles and clay. Progressive enrichment in the swash zones of several beaches, which developed along the large coastal beach/dune system, resulted in the concentration of heavy minerals. See Figure 4 for general geology of the area.

Heavy minerals, derived from weathering of inland rocks and sediments, were deposited into the ocean by the Tugela River, concentrated because of progressive enrichment in the swash zones of several beaches, which developed along the large coastal beach/dunal system. Ilmenite, zircon and rutile represent the primary valuable heavy minerals (VHM) of this deposit.

Figure 4: Geology of Fairbreeze Area



FAIRBREEZE MINE
Regional Locality in KZN
CONTOURS AND GEOLOGY
LEGEND
Towns
Existing MSRSF
5m Contours
Orebody Outlines
Railways
Roads
National
Provincial
Farms
Fairbreeze Mine
PWP (Primary Wet Plant)
LITHOLOGY 2
O-Sn ARENITE
Qbb SAND
pv RUDITE
Qd SAND
pv SHALE
pp SILTSTONE
Scale (A3 size): 1:50 000
0 0,5 1 2 km
Mtunzini
C Ext
LOT 85 OBANJENI 9141
THE RANCHE
VRWD
MSRSF
LOT 89 UMLALAZI
LOT 81 UMLALAZI 10072
LOT 88 EMOYENI
SARCOLA
FARM MURRAY
LOT 100 UMLALAZI 12848
WINDERMERE 18750
LOT 80B ENYEZANE 10617
REM 87 EMOYENI
RICHNAU 18751
ZULURAIL
LOT 99 UMLALAZI
SIYAI 14481
ENYAZANE 10306
AMERSHAM 15249
HECTOM 15250
BATON ROUGE
LOT 78 ENYEZANE 8908
VLEILANDS 15745

Collectively, the Fairbreeze deposits span 526 ha, with a total length of more than 15 km, striking 34°, and reaching 630m in width (Table 2). Generally, the different ore bodies have depths close to 30m, and the elevation drops from around the 100 mamsl in the southwest (A and B ore bodies) to around 70m amsl in the northeast (C, CX and D ore bodies).

Heavy minerals are disseminated in the dune systems with general preference of higher concentrations at the ridge of the dunes.

KZN TECHNICAL REPORT SUMMARY

TRONOX 6

Table 2: Pre-mining dimensions of the Fairbreeze deposits

Orebody	Avg. Depth (m)	Max. Depth (m)	Max. Elevation (mamsl)	General strike (°)	Width (m)	Length (m)	Surface Area (ha)
FBA	33	63	108	30	535	4,500	250
FBB	30	51	94	33	230	2,409	50
FBC (mined out)	25	51	78	35	280	2,160	55
FBCX	28	50	78	30	630	2,000	110
FBD	23	48	68	40	200	4,030	61

Figure 5: Stratigraphic column of the Maputaland Group as of December 31, 2021:



MAPUTALAND GROUP
KwaMbonambi Formation coastal plain parabolic dunes (~57–6 ka)
Mfabeni Member, interdune wetland peat (<7 ka)
Mseleni Member, diatomite (>53–13 ka)
Sibayi Formation
Ascending parabolic dune units forming four, stacked transgressive ridges of coastal barrier dune cordon (11 to 2.3 ka)
Sengwane Member – Beach ridges around coastal lakes/estuaries
Nhlange Member – beach washover fan and estuarine infill deposits
Kosi Bay Formation
Truncated, mid- to late Pleistocene weathered dunes with mottled or ferruginous palaeosol, underlying coastal plain and coastal barrier (composite unit, IRSL ages >366–216 ka to <100 ka)
Isipingo Formation
Tiger Rocks Mb. - raised intertidal zone, beachrock (<4 ka)
Dawson's Rocks Mb – aeolianite (~50 – 70 ka)
Meersig Member – Last Interglacial aeolianite (<125 ka)
Reunion Rocks Member – Last Interglacial beach (MIS5e; ~125 ka)
Cave Rock Member – aeolianite (MIS 7, ~200 ka)
Kosi Bay Fm., basal lignite bed (discontinuous), IRSL dated >295 ka
Port Durnford Formation
Late Middle Pleistocene clay, sand, coquina and mammalian fossils
Early to Mid Pleistocene dune sands?
Umkwelane Fm.
Aeolianite, decalcified to "Berea-type" reddish brown soil profile
Uloa Formation
Calcified beach gravel / coquina and subtidal channel sands with oysters
HOLOCENE
MID TO LATE PLEISTOCENE
MID-MIOCENE – PLIOCENE
West
East

7 Exploration

Drilling activities at Fairbreeze are predominantly focused on better definition of deposit edges and drilling for production purposes. Tronox relies on constraining grade variation by drilling on progressively tighter grid patterns. There is no greenfields exploration work to disclose.

8 Sample Preparation, Analyses and Security

Orebodies have been defined by reverse circulation "air core" drilling, with Fairbreeze CX and Fairbreeze B covered on a 50m × 50m grid. Fairbreeze A is largely covered on a 100m × 100m grid with the area targeted for the first two years of mining drilled on a

KZN TECHNICAL REPORT SUMMARY TRONOX 7

8 KZN TECHNICAL REPORT SUMMARY 50m x 50m grid. Holes are drilled vertically using three meter NQ size rods, giving a nominal hole diameter at the bit of 83 mm. Drill samples are collected in one meter continuous intervals from surface stopping at underlying hard bedrock. Figure 6 shows the drilling density over the Fairbreeze orebodies. Figure 6: Drilling coverage

Drill samples are collected from the rig cyclone separator at the drill site and weights recorded over 1m sections. Samples are submitted to the sample preparation facility where they are dried and passed through a rotary splitter to obtain a ± 500g representative laboratory sample and the remaining sample is sent for storage.

Samples then progress for laboratory analysis as blind sequential numbers in batches of 66 samples. Included in each batch are 3 duplicates and 3 control samples.

Heavy Mineral Analysis

Oversize material (>1mm) is removed by screening and the <1mm material is analysed for clay fines content using a wet 45-micron screen. The dried +45μm sand fraction is further analysed for the total heavy mineral content (THM) by dense medium separation using tetrabromoethane (TBE) with a specific gravity of 2.96 g/cm3.

The heavy mineral separation aliquots are sent for fused bead XRF element analyses.

Mineralogical analysis

QEMSCAN, an adaptation of SEM technology, which employs a scanning electron microscope to traverse across polished mineralgrain surfaces in a mount is used for composite mineral assemblage determination. Software programs convert the metal analysesinto mineral species and calculate areas, volumes and relative percentages of the minerals present. QEMSCAN uses the relativelyfast assay scan results to match with assays obtained from locally known minerals in a standard suite of samples.

Table 3 shows the average of heavy mineral assemblages for the main ore bodies

Table 3: Average major heavy mineral Assemblage of THM fractions

Orebody	Ilmenite (%)	Zircon(%)	Rutile(%)	Other(%)
FBA	64-74	8-12	5-10	14-18
FBB	62-74	8-12	5-8	14-22
FBCX	64-77	8-12	5-7	11-21
FBD	46-57	5-7	3-5	31-46

In the Qualified Person's opinion, Tronox's sample preparation, security, and analytical procedures are adequate.

KZN TECHNICAL REPORT SUMMARY

TRONOX 9

10 KZN TECHNICAL REPORT SUMMARY 9 Data Verification Control samples of varying clay fines and total heavy mineral grades are prepared in advance of a drilling programme. Results from the prepared control subsamples are used to derive parameters for validation of results received from the laboratory. Every batch of drilling samples submitted to the laboratory include control samples of three different grades. During sample preparation every 20th sample is duplicated to monitor repeatability of sample preparation processes and analytical results. In addition, randomly selected samples are sent on an ad-hoc basis to an external independent laboratory to verify analytical results. Figure 7, Figure 8 and Figure 9, below show typical duplicate sample comparisons for key drill section attributes. The half absolute relative difference of paired duplicate results assists to measure the precision of data results. The pairs of half relative differences are expressed as percentage and sorted cumulatively in an increasing order from smallest to largest. The coarse split duplicates should have at least 80% with less than 10% difference. Differences in excess of 10% are investigated. As can be seen in the figures below, the duplicate data exceeds the standard. Figure 7: Half Absolute Relative Difference Plot of Total Heavy Minerals

Figure 8: Half Absolute Relative Difference Plot TiO_2 in THM



TiO2 in THM
Half Absolte Relative Difference (%)
80
70
60
50
40
30
20
10
0
0
10
20
30
40
50
60
70
80
90
100
Rank (%)

Figure 9: Half Absolute Relative Difference Plot ZrO_2 in THM



ZrO2 in THM
Half Absolte Relative Difference (%)
80
70
60
50
40
30
20
10
0
0
10
20
30
40
50
60
70
80
90
100
Rank (%)

The Tronox laboratory at the CPC is ISO 9000 certified for chemical analysis and the laboratory is also certified by the country's National Accreditation Body for Laboratories called SANAS.

In the opinion of the Qualified Person the accuracy of duplicates and standard geological samples along with internal chemical assay standards is of industry standard and the data is suitable for geological modelling resource purposes.

Mineralogical Analysis

Quantitative electron scanning microscopy (QEMSCAN), development work within Tronox since 2006, has refined the conversion of the metal analysis into mineral species.

Mineral assemblages are established by domain.

Ore hardness

Parts of the orebody contain lightly cemented/indurated areas where the high-pressure hydraulic mining method experiences difficulties in maintaining required plant throughput. By mining standards, the ore is still classified as very soft and is easily moved by mechanical equipment such as dozers and front-end-loaders. Mechanically assisted mining is slightly more expensive than solely hydraulic mining and gets costed in when forecasting mining of harder zones.

The indurated material at Fairbreeze can be characterized as having SiO_2 >5.5% and Al_2O_3/MgO>2.1.

The ore impacted by light cementing was determined to be 5% for C Ext and up to 16% in Fairbreeze A. The Fairbreeze B orebody shows discontinuous hardness near surface within high clay fines zones but tonnage impacted is yet to be determined.

KZN TECHNICAL REPORT SUMMARY

TRONOX 11

10 Mineral Processing and Metallurgical Testing

During the feasibility studies phase of the project, 19 bulk samples from different geological units across the Fairbreeze orebodies were collected for metallurgical pilot testing. An area in the orebody was drilled where after samples were composited to form a bulk sample representing the specific geological units. It was aimed that each composite will produce enough heavy mineral concentrate of about 100kg as a starting mass for all downstream test work. Processing of the samples formed part of data input to the Fairbreeze feasibility studies.

This work continues with composites produced based on annual ore blocks for geo metallurgical testing to give advance knowledge of minor variables likely to impact processing.

More recently a DFS has been completed into the phase 2 expansion of the operation at Fairbreeze in order to maintain HMC production due to lower THM grades in both the B and A orebodies. The expansion involves increasing the mining and PWP processing rate. Mineral recoveries will be maintained following the expansion as will product quality.

11 Mineral Resource Estimates

Geological Modelling

A model of the different geological domains is generated using geological and mine planning software, Geovia Surpac. Geological and assay data are displayed on graphical sections and unit boundaries/layers are digitised per vertical cross sections, depending on the location and drill spacing. The digitised strings are then joined together to create wireframe surfaces, which are used during the estimation process of the background material, that is, the material not bound by interpreted ore outlines (Figure 10).

Figure 10: Vertical cross section through Fairbreeze A orebody



Fairbreeze- Section 4 450 (FBA1145- FBA0474)
96m AMSL
86mAMSL
76m AMSL
66m AMSL
46m AMS
FBA1145
FBA1151
FBA1157
FBA1161
FBA1544
FBA0080
FBA0474
N
E
Red Clayey Sands
Brown Clayey Silty Sands
Yellow to Orange Sands
Clayey Gritty Sands
~ 900m
Legend
Red Clayey Sands
Brown Clayey Silty Sands
Yellow to Orange Sands
Clayey Gritty Sands
Basement Rock (Sandstone, Shale)
Mineral Resource line
Ore Reserve line

KZN TECHNICAL REPORT SUMMARY

12

The orebody outlines, at various ilmenite cut-off grades, are generated in a similar manner as geological wire-frames. A nominal cut-off grade of 1.5% ilmenite is generally applied for defining mineral resources.

Variography

Variography is completed for all domains to determine geostatistical parameters. Typical variogram ranges for THM are greater than 100 meters across and along strand strike. The drilling at 100m x 100m is adequate for defining measured mineral resources.

Block Model Construction

Block models are created in Surpac Geovia geological and mine modelling software. Sub-celling is employed at domain boundaries to allow adequate representation of the domain geometry and volume.

Grade Estimation

Grade estimations was done on the four Fairbreeze deposits from topographic surface to the base of sand at end of boreholes with estimation parameters used for each applicable domain. For Fairbreeze A and C Ext deposits Ordinary kriging was performed for the three iterations whilst adjusting search parameters. The first run is at 65% of the range, second iteration at 100% of range and the third iteration at 150% of the range. The remaining blocks were filled up using the inverse distance squared method and finally the nearest neighbour estimation method. The level of confidence with estimation was allocated in the decreasing order from high in the kriging method and lower in the nearest neighbour.

A similar approach of estimation technique was followed for Fairbreeze B, but all estimation runs are currently based on inverse distance squared method. This will be updated as new drilling data becomes available.

Fairbreeze D is small and has been estimated using the inverse distance squared method at this stage.

Cut-off values

Currently resource volumes are established for cut-off grades of 1.5% ilmenite, which is in line with the breakeven grade.

Density

Consultants carried out the test work on Fairbreeze and recommended the use of dry density of 1.7t/m3 for resource tonnage calculations. Reconciliation of block model tonnages against the primary wet plant show a variance of less than 5%.

Block Model validation

Block grade estimates are validated primarily by statistical analysis and also a visual comparison to the input drill hole data. The following figures illustrate typical graphical comparison of the raw data (borehole samples) and the block model output. In both figures (Figure 11 and Figure 12), the THM estimates fall within 10% of an average of boreholes samples. Areas falling outside are typically poorly drilled and most likely the resources are of lower category. The model is also broken down into smaller areas, blocks and domains to compare the block values against the input data.

Figure 11: Comparison of Bore hole THM grade with Block model THM grade estimates; Northing FBA


Swath Analysis (THM) - Northing
Total Heavy Minerals (%)
0
1
2
3
4
5
6
7
8
9
10
3 211 100
3 211 200
3 211 300
3 211 400
3 211 500
3 211 600
3 211 700
3 211 800
3 211 900
3 212 000
3 212 100
3 212 200
3 212 300
3 212 400
3 212 500
3 212 600
3 212 700
3 212 800
South - North Section
THM Block Estimate
-10% Variance
+10% Variance
THM Borehole Samples

KZN TECHNICAL REPORT SUMMARY

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13

Figure 12: Comparison of Bore hole THM grade with Block model THM grade estimates; Easting FBA


Swath Analysis (THM) - Easting
Total Heavy Minerals (%)
10
9
8
7
6
5
4
3
2
1
0
-66400
-66300
-66200
-66100
-66000
-65900
-65800
-65700
-65600
-65500
-65400
-65300
-65200
-65100
-65000
West - East Section
THM Blocks Estimate
-10% Variance
+10% Variance
THM Borehole Samples

Mineral Resources Classification

Variography for KZN dune deposits has shown that in general, a measured mineral resource is achieved at a drilling density of 100m x 100m. However, final classification considers: drilling density, analytical techniques, and confidence expressed in estimation. Fairbreeze CX and Fairbreeze B have been drilled on a 50m × 50m grid largely to gather detailed information that is pertinent for mine planning. Fairbreeze A has been drilled on 100m x 100m grid, and larger part of the mineral resources are in the measured mineral resource category.

Figure 13 on the next page outlines the physical location of the resources in relation to the reserves.

KZN TECHNICAL REPORT SUMMARY

TRONOX 14

Figure 13: Mineral reserves and mineral resource Locations



FAIRBREEZE MINE
Mtunzini
Republic of South Africa
Regional Locality in KZN
RESOURCES AND RESERVES
LEGEND
Scale (A3 size): 1:50 000
VLEILANDS 15745
BATON ROUGE 17433
LOT 81 UMLALAZI 10072
LOT 88 EMOYENI
LOT 89 UMLALAZI
MSRSF
VRWD
THE RANCHE
LOT GARLAND
LOT 100 UMLALAZI 12849
LOT 99 UMLALAZI
ZULURAIL

Tronox uses economic contribution as a guide to cut-off determination. This allows for the polymetallic nature of the resource and the broad mineralization of surrounding areas. As costs change over time and long-term revenue values change, new reviews are conducted which may lead to a different grade shell becoming optimal.

The 2021 Mineral Resources Statement for Fairbreeze is presented in Table 4 below.

Table 4: Fairbreeze Summary of Mineral Resources at the End of the Fiscal Year Ended 2021

Exclusive Mineral Resources – Fairbreeze 2021					
			Mineral Assemblage		
Mineral Resources Category	**Material Tonnes Mt**	**THM Grade (%)**	**Ilmenite Grade (%)**	**Rutile + Leucoxene Grade (%)**	**Zircon Grade (%)**
Measured	50	4.1	64.1	8.1	7.7
Indicated	1	2.0	53.5	7.0	7.5
Measured + Indicated	51	4.0	63.9	8.1	7.7
Inferred	56	3.4	54.7	6.9	7.1
TOTAL	**107**	**3.7**	**59.1**	**7.5**	**7.4**

(1) Cut-off grade applied is 1.5% ilmenite

(2) Mineral Resources are exclusive of Mineral Reserves

The categorisation of resources is made based on the judgements of the Qualified Person, in consultation with the mining development engineer and resource geologist.

KZN TECHNICAL REPORT SUMMARY

TRONOX 15

16 KZN TECHNICAL REPORT SUMMARY 12 Mineral Reserve Estimates Mineral Reserves are subsets of Resources having used the same modelling processes but with more stringent practical and economic considerations applied. The Resource block models are constrained into Reserve block models discounting the Resources that cannot be mined due to infrastructure (roads, railways, pipelines), geotechnical parameters, geological floor and any mining method limitation to create final pit DTM’s. The reserve block model is then imported to MineSched module for scheduling run on mining blocks 50m × 50m × 10m. The scheduling results are used to test forecast production plans. The following scheduling criteria is incorporated to ensure a practical mining sequence and accurate forecast: • Optimise flow paths and distance from the mining face to pump stations. • Maintaining a balance between high and low clay fines material. • Mine in sequence so that no sterilisation takes place. • Minimise mining void open area. • Blending between harder and softer ore. • Blending between higher grade and lower grade ore. Optimisation The optimisation process is repeated using different cut-off grades to create a series of nested shells. Mining block sequences are created for each of the shells ore tonnes and mineral assemblage information as well as mining costs, processing costs and mineral revenues. Modifying Factors In the resource optimisation, modifying factors including recoveries, ore loss assumptions, operating costs and mineral sales pricing are used to seek the maximum value for a shell. Cutoff Grades 1 The estimated breakeven economic cutoff grades of 1.5% ilmenite is utilized for mineral resource reporting purposes and were applied for conversion to mineral reserves has been calculated using a revenue cost breakeven calculation and are based on the following key assumptions: • Saleable product yield (recovery): ilmenite 66%, rutile 75% and zircon 80% • Commodity prices: $205/metric ton for ilmenite, $1,183/metric ton for rutile and $1,554/metric ton for zircon • Operating cost: abbreviated $5 per metric ton ore mined Mineral prices used are substantially in line with the prices for each of our products published quarterly by third-party independent consultancies. Although an ilmenite-only cutoff grade is employed, due to the poly metallic nature of the mineralization, the economic contribution from all the economic minerals (ilmenite, zircon and rutile) are used to delineate mineral resources, rather than just zircon grade. This also allows for a broader consideration of mineralization of surrounding areas. As costs change over time and long-term revenue values change, new reviews are conducted which may lead to a modified mining plan becoming optimal. The Qualified Person utilized this information as the basis for determining reasonable prospects for economic extraction, according to the definition for mineral resources in the SK-1300 regulation. To qualify for recognition to mineral resources, there must be a valid existing prospecting or a mining right. Mineral reserves only consider properties with a valid mining right or where a mining right is under application. Subsequently, mineral resources are classified into measured, indicated and inferred categories based on the confidence in the geological analyses, the geological complexity evident in the various stratigraphic units, and the borehole distribution and spacing. The same break-even cutoff grade of 1.5% ilmenite is maintained for the mineral resources to reserves conversion process. Mineral reserves are subsets of mineral resources, having used the same modelling processes but with a higher grade and financial outcome metric applied, i.e., more stringent practical and economic considerations are applied. The mineral resource block models are constrained into mineral reserve block models discounting the mineral resources (i.e. the exclusive mineral resources) that cannot be mined due to existing infrastructure, geotechnical parameters, geological floor and other mining method limitations. The long term mine plan and reserve estimates are derived from detailed techno-economic models created from geological, mining and analytical databases and optimized with respect to anticipated revenues and costs. Cost assumptions are developed from our extensive operating experience and include mining parameters, processing performance, and rehabilitation costs. Predicted mining and processing metrics are reconciled with actual production and recovery data on a regular basis. First, several life of mine production schedules are produced and run through a techno-economic model. An optimisation process is performed using different cutoff grades to create a series of nested shells. Mining block sequences are created for each of the shells tonnages and mineral assemblage information as well as mining costs, processing costs and mineral revenues. In the optimization process, modifying factors including recoveries, ore loss assumptions, operating costs and mineral sales pricing are used to seek the maximum value for a shell. The material scheduled previously classified as measured mineral resources will be converted to proven reserves, material previously classified as indicated mineral resources will be converted to probable reserves whereas inferred mineral resources remain unconverted according to definition as set out in the SK regulation. If any liabilities e.g., legislative, environmental, etc. exists, proven resources will be downgraded to probable reserves, even though geological confidence is high.

Fairbreeze has few environmentally sensitive areas covering indigenous trees, shrubbery, and grasslands. These areas are protected from mining by creating buffer zones. Berms and trenches are also constructed to ensure that none of the mining activities encroach on to the non-mining areas.

Tree barriers have been planted and continue to be planted to protect the neighbouring town of Mtunzini and the N2 national carriage way from dust and other aspects of the mining activities. A 3m high topsoil berm has been constructed along the boundary to the neighbouring town to also reduce noise emission and mining pits are designed to ensure the mining face absorbs noise that would otherwise radiate toward the township.

As part of the impact assessment for the Fairbreeze Mine, sites of heritage significance in the area have been identified and management plans are in place to protect these from any possible impacts of mining. The heritage mitigation actions are included in the mine EMPR.

The 2021 Mineral Reserves Statement for Fairbreeze is presented in Table 5 below.

Table 5: Fairbreeze-Summary of Mineral Reserves at the End of the Fiscal Year Ended 2021

Mineral Reserves – Fairbreeze 2021						
Mineral Resources Category	Material Tonnes Mt	THM Grade (%)	Mineral Assemblage			Change from 2020
			Ilmenite Grade (%)	Rutile + Leucoxene Grade (%)	Zircon Grade (%)	
Proven	206	5.6	61.6	7.3	7.7	-3.9%
Probable	11	3.7	51.9	5.0	7.0	-0.5%
TOTAL	**217**	**5.5**	**61.3**	**7.2**	**7.7**	**-3.7%**

(1) Mineral prices used in Reserve estimation are substantially in line with the prices for each of our products published quarterly by independent consulting companies

(2) Metallurgical recoveries vary by mineral and are discussed in the Economic Analysis Summary

KZN TECHNICAL REPORT SUMMARY

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18 KZN TECHNICAL REPORT SUMMARY 13 Mining Methods The mining method at Fairbreeze is hydraulic monitoring. A jet of high-pressure water (+/-2500kpa) is aimed at a mining face, thereby cutting into and loosening the in-situ sand so that it collapses on to the pit floor. The water also acts as a carrier medium for the sand (ROM), buoyed by the clay fines content of the ROM. The slurry generated by the monitors, flows to a collection sump and is then pumped some kilometers to the PWP through a system of booster pumps. The varying grade and clay content requires the mining of different faces concurrently to manage variation. The pressure and volumetric flow rate at the monitors is controlled through the number of pumps running at the booster pump station, the number of monitors operating and the sizes of the nozzles on these monitors. A monitor is moved towards the mining face once per day. The two ROM pumpstations (sumps), are equipped with 12/10 Warman pumps and 350kW motors. Each pump station also has a monitor that cleans the roots and rocks (oversize) that build up at the pump station screen. Two pump stations are operated at a time. Each pump station has four monitor guns with one of the four on standby. The mining staff compliment comprises of two sections, the day team and the shift team. The shift team is subdivided into four rotational teams. The mining operation works on a 24hour day basis. The day team does the daily monitor gun moves, new pump station installations and any pipeline moves. The day crew also manages the stripping and hauling of topsoil. Ore dilution can occur due to pit floor conditions but is only generally a few % of total tonnage mined and usually contains lower grade mineral sitting in the resource category. The declared resources generally abut the mine plan ore and so minor improvements in operating cost and mineral revenues could see those resources being exploited. There would be little equipment relocation cost required to extract them. The mining operation is currently active in Fairbreeze CX. Fairbreeze C has been depleted. The backfilling operation entails placing of the sand tails fraction into the mining void and for the building of residue facility storage walls. The volume of backfilling is a function of the overall sand balance and the amount that is required to provide a suitable post mining topography such that surface run-off water moves to the same water paths as existed prior to mining. The major strength of the hydraulic mining method lies in the relatively low cost capital layout. The blending capability and throughput control as well as relatively low operating cost. A relatively unskilled workforce can operate the mining equipment. Figure 14 below shows typical mining operation at Fairbreeze Mine. Figure 14: Hydraulic mining operation at Fairbreeze Cx The life of mine plan is shown in Figure 15. The last 2 years of the LOMP consist of material currently in the Inferred Resource category but for which mineral grades encountered are well above cut-off and are sufficiently encouraging and likely to be upgraded following further drilling. The Residue Storage and water return facilities are shown on the West side of the N2.

Figure 15: Life of Mine Plan



FAIRBREEZE MINE
Mtunzini
Republic of South Africa
Regional Locality in KZN
LIFE OF MINE
LEGEND
Towns
Railways
Existing MSRSF
Roads
National
Provincial
PWP (Primary Wet Plant)
Farms
Fairbreeze Mine
Scale (A3 size): 1:50 000
0 0,5 1 2 km
Life of Mine
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
Farms
THE RANCHE
VRWD
MSRSF
PWP
LOT 81 UMLALAZI
10072
LOT 88 EMOYENI
LOT 89 UMLALAZI
SARCOLA
LOT 100 UMLALAZI
LOT ANDERA
15875
LOT 80B ENYEZANE
10617
LOT 99 UMLALAZI
BATON ROUGE
17433
VLEILANDS
15745
LOT GARLAND
C Ext
B
A

14 Processing and Recovery Methods

The ore characteristics and hence the primary processing flowsheet for Fairbreeze is essentially the same as was used at Hillendale. Much of the processing equipment was relocated from Hillendale to Fairbreeze for Phase 1 of the project. Two new 42m diameter Outokumpu high-rate thickeners were installed for the first phase due to substandard performance of the thickeners used at the Hillendale mine, with an additional two thickeners required for the second phase expansion associated with mining the lower grades at FBA and FBB.

Phase 2 will mine ore from A and B ore bodies which require upgrades to the upfront desliming circuit, a further upgrade of the clay fines thickening and residue disposal equipment, rougher spiral capacity, increased concentrator building capacity and additional process water pumping capacity.

A series of pilot tests to determine the effect of the feed variables, other than clay fines, on spiral performance showed that the Rougher spirals would achieve optimum metallurgical performance under the following feed conditions:

- Solids feed rate per spiral start: 1.8 tph - 2.2 tph
- Slurry density (Solids by mass): 35% - 45%
- Clay fines content < 6.0% as % of feed solids
- Feed grade (THM): 5% - 20%
- Feed mineralogy (Ilmenite:THM): > 0.5

A 9 500 tonne bulk test of Fairbreeze ore through the Hillendale plant confirmed the need for upfront desliming cyclones.

The PWP consists of the following sections and shown in the Figure 16 below:

- Feed preparation and desliming circuits equipped with Multotec de-sliming cyclones.
- Spiral circuit 720 Roughers, 360 middling scavengers (MG4B and MG4 Mineral technology units respectively) and 216 cleaner spiral starts (HG10 Mineral Technology units).
- HMC cleaning circuit: Low Intensity Magnetic Separator (LIMS)
- Fines thickening and water recovery circuit
  - 2× 42m diameter Outotec high rate thickeners
  - 3× WIRTH positive displacement pumps
- Coarse tailings circuit for backfilling and RSF wall building

KZN TECHNICAL REPORT SUMMARY
TRONOX
19

Figure 16: General Flowsheet of Fairbreeze PWP



Sand tailings
825 tph
HMC Stream
Waste Stream
Water Stream
Hydraulic
Monitor Gun
25 bar
Backfill tails for
rehabilitation
Rehabilitation
3 Stage
Spiral Circuit
Run of mine
1 200 tph
Cyclone
Sand tailings for wall rising
Trommel Screen
3mm screen
Fine residue
360 tph
High Rate Thickener
Low Intensity Wet
Magnetic
Seperator
HMC Magnetite
Magnetite
Mhlatuze Water Board
Heavy Mineral Concentrate
Overflow Water
Fine residue
Process Water
Dam for mining
Residue Storage Facility
Heavy Mineral
Concentrate Stockpile
Heavy Mineral
Concentrate to
Central Processing
Complex
TRONOX

The Mineral Separation Plant (MSP) used to convert HMC into saleable mineral products is the same that was used for the KZN project's original mining at Hillendale. The mined out Hillendale deposits and the yet to be developed Port Durnford deposits are all in close proximity and all stem from the Berea Type Red Sands. They have similar mineralogy, particle size, clay type and mineral assemblages. Processing characteristics are also similar.

The MSP at Empangeni consists of configurations of relatively standard equipment positioned in the flowsheet to reflect the valuable mineral separation characteristics as well as the processing characteristics of the trash minerals that must be removed in order to recover key products of ilmenite, rutile/leucoxene and zircon at the required quality. The MSP circuit is shown in Figure 167where the processing blocks contain several or more unit operations within each.

KZN TECHNICAL REPORT SUMMARY

TRONOX 20

21 KZN TECHNICAL REPORT SUMMARY Figure 17: MSP Circuit Flowsheet The MSP primarily separates the magnetic and electrically conductive ilmenite from the non-magnetic and conductive rutile and leucoxene and also separating rutile and leucoxene from the non-magnetic and non-electrically conductive zircon. The circuitry is also required to remove residual free silica, other silicate minerals, chromite, magnetite and haematite as well as iron stainings and coatings on the minerals which would interfere with efficient mineral separation and quality, particularly for the valuable zircon products. The ilmenite is primarily recovered in the feed prep and Uric circuits where all HMC is subject to various levels of magnetic intensity, both wet and dry to remove chromite, magnetite and haematite to make smelter grade ilmenite product. The primary dry circuit uses electrical conductivity to roughly sort conductive rutiles and leucoxenes from non-conductive zircons. The crude zircon is reacted with sulphuric acid in the hot acid leach (HAL) in order to remove ferrous stainings so that efficient downstream separation in the wet and dry zircon circuits can occur and customer product qualities achieved. The rutile attritioning circuit removes surface staining from the minerals allowing the redirection of misplaced zircons back to the zircon circuit, and a high TiO2 rutile product to be finished in the rutile dry circuit. The chemical quality of the mineral products are shown below in Table 6. Rutile and zircon products are packed in bulk bags as well as in bulk shipping containers and occasionally stockpiled for bulk in ship holds.

Table 6: Typical Chemical Analysis of Mineral Products

Element	Ilmenite smelter feed (%)	Prime Zircon product (%)	Rutile blend product (%)
TiO_2	47.3	0.13	93.7
Total Fe as Fe_2O_3	52.7	0.06	0.92
ZrO_2	0.19	66.4	0.98
SiO_2	0.70	32.5	2.12
Cr_2O_3	0.19	-	0.11
Al_2O_3	0.36	0.15	0.46
P_2O_5	0.04	0.10	0.02
MnO	1.10	-	-
CaO	0.02	-	0.02
MgO	0.50	-	0.01
V_2O_5	0.25	-	0.44
Nb_2O_5	0.07	-	0.22
U+Th (ppm)	50	490	76
d_{50} (microns)	130	130	140

Table 7: Estimated saleable product yield (recovery) for the year ended December 31, 2021:

Description	Total Recovery %
Ilmenite	76
Rutile	75
Zircon	80

In the opinion of the QP, the methodology employed in this section was appropriate and the data derived from the testing activities described above are adequate for the purposes of defining a Mineral Resource as of the effective date of this report.

15 Infrastructure

General

Access to the PWP is from off ramps at Bridge 4 on the national highway N2, south of the town of Mtunzini.

Road transport for HMC to the MSP at Empangeni, a distance of 50km, is along the N2 highway utilizing side tipping trucks. Gypsum waste and MSP sand tailings are returned on the backhaul. There is another route between Fairbreeze and the MSP along the R102 that can be used in emergencies. The distance is similar but the road condition poorer than the newer multi-lane national highway.

Bulk Electricity supply for Fairbreeze is from 88kV and 132kV ESCOM power lines that run adjacent to the residue storage facilities and feeds the Fairbreeze substation. The 132kV line is used to inject into the 88 kV line to ensure there is sufficient power when the Fairbreeze Phase 2 expansion comes online.

The maximum absorbed power requirements for Fairbreeze are shown below in Table 8.

Table 8: Fairbreeze Maximum Load Requirements

Area	kW requirement (Phase 1)	kW requirement (Phase 2)
Primary Wet Plant	9,500	15,000
Mining	3,600	7,000
Bulk water supply Study 2020	250	1,000

Clay residue facilities are currently in place and operational, however with the recent increase in Reserves, mine life and planned mining rate, an adjacent area called the Everglades RSF will be constructed. This had been considered as a possibility in the original Fairbreeze BFS and capital has been allowed for in the Fairbreeze Phase 2 expansion feasibility study. The Everglades residue storage facility abuts the current MegaSebeka residue facility. Figure 18 shows mining and processing operations on the East side of the N2 whilst the residue storage and water return facilities are located on the West side.

KZN TECHNICAL REPORT SUMMARY

TRONOX

22

Figure 18: Mining and Processing Facilities with the planned Everglades Residue Facility


FAIRBREEZE MINE
Mtunzini
C Ext
LOT 81 UMLALAZI
THE RANCHE
9141 ERSF
VRWD
11368
Mined Out
LOT GARLAND
15475
9705
LOT 89 UMLALAZI
MSRSF
LOT 81 UMLALAZI
10072
LOT 88 EMOYENI
BARCOLA
16183
PWP
LOT 100
UMLALAZI
12848
B
FARM MURRAY
LOT ANBERA
15875
LOT 80B
ENYEZANE
10617
10344
REM 87
EMOYENI
CARLYLE
13747
ZULURAIL
A 15245
9707
LOT 99 UMLALAZI
LOT 98 UMLALAZI
9667
VLEILANDS
15745
BATON ROUGE
17433
Republic of South Africa
Regional Locality in KZN
RESIDUE STORAGE FACILITY
LEGEND
Towns
Railways
Existing MSRSF
Orebody Outlines
Roads
National
Provincial
Farms
Everglades
Planned ERSF
PWP (Primary Wet Plant)
Fairbreeze Mine
Scale (A3 size): 1:50 000
0 0,5 1 2 km

Water supply

Water is sourced from the uMhlatuze River upgraded installation that originally supplied the Hillendale mine. This system was upgraded to a pipeline of 750mm nominal diameter over approximately 33km to FB and discharging into the raw water dam.

Site layout infrastructure is shown in the Figure 19 below. Storm water containment, stockpiles, administration buildings and roads along with the wet plant and thickeners can be seen.

Very little permanent infrastructure is required for the actual mining activities.

The population of the Greater Richards Bay area/ The City of Umhlathuze, is approximately 400 000. The workforce is drawn from these surrounding localities in consideration of community and BEEE principles. All employees source their own living facilities.

Rail and Shipping

Railway networks in and around the region are suitable for the cargo requirements of the harbour and local industry and are directly connected to the national network for import/export purposes. The harbour at Richards Bay operates a very large coal-handling terminal and controls a wide range of import and export cargos.

Durban also has port facilities that Tronox uses to export containerized and bagged product from.

Air flights can be accessed from Durban King Shaka Airport or Richards Bay Airport.

KZN TECHNICAL REPORT SUMMARY

TRONOX 23

Figure 19: Layout of the Primary Wet Plant Area


ADMIN AREA
HMC STOCKPILE
RAW WATER DAM
PROCESS WATER DAM
PROCESS WATER DAM
STORMWATER DAM
18 000m²
PUMPSTATION
OVERFLOW
OVERFLOW
THICKENERS
SLIMES CONTAINMENT DAM
SERVICES SERVITUDE
MAINTENANCE ROADS
PUMPSTATION
Site Plan
1 : 1000

16 Market Studies

The principal commodities titanium and zircon are freely traded, at prices and terms that are widely known, so that prospects for sale of any mineral production are virtually assured.

Tronox is a significant global producer of TiO_2 based pigments and has the specific strategy of being predominantly vertically integrated. This means that its own mining production will provide the bulk of the titanium feedstock to its 9 pigment plants, located around the globe. Tronox Management Pty Ltd now markets all mineral products sold emanating from the Fairbreeze Mine. However, with the integrated pigment strategy, this predominantly relates to the range of zircon products. The KZN zircon products are highly sought for use in tile ceramics and refractories.

Tronox routinely uses the services of various industry trade consultants to closely monitor and report on global production of titanium minerals and zircon as well as reporting on the current global supply and demand status, plus projections of new projects to come on stream, both timing and capacity. Export and import data by country is monitored. As noted earlier, zircon, TiO_2 feedstock and TiO_2 product pricing are internationally traded, specialized commodities. Generally speaking, the prices of our products are substantially in line with the prices for each of these products published quarterly by independent consulting companies who track the mineral sands, titanium dioxide and coatings industries.

The ilmenite product is of smelter grade and processes well in the Empangeni arc furnaces. Natural Rutile has been marketed in the past with a TiO_2 content of 95+% but is currently recovered with leucoxenes and consumed internally by Tronox.

The bulk of KZN zircon is classified as Prime Grade and consistently sells in line with market pricing.

17 Environmental studies, permitting and plans, negotiations, or agreements with local individuals or groups

All necessary authorisations, licenses, rights, and permits were obtained for Fairbreeze Phase 1 prior to the commencement of mining in 2015/2016 (see Table 9). For the Phase 2 expansion additional applications have been made, mainly to authorise the new Everglades RSF extension. Application for an integrated environmental authorisation has also been lodged with DMRE. This application is for environmental authorisation in terms of the national environmental management act (NEMA) as well as for authorisation under the national environment management waste act (NEMWA).

The overarching mitigation objectives remain the same as for the mine original EIA, namely:

- To rehabilitate the mine site to the extent where the previous land use is not compromised in terms of value unlocked;
- To minimise any residual environmental impacts resulting from the mining operations; and
- To minimise the social impacts following mine closure.

KZN TECHNICAL REPORT SUMMARY
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24

Due to the 170 ha Everglades RSF facility containing wastes with the potential to pollute and due to it impacting on wetlands, several sections of the National Water Act are also triggered requiring application for a further water use license, which has been lodged with the applicable departments. (see Table 9). Additionally, the property earmarked for the Everglades RSF needs to be rezoned and an application to the local municipality has been made in terms of the relevant land use planning legislation. Tronox intends to reduce the impact of Fairbreeze Mine on wetlands by relocating the Phase 2 expansion of the existing Mega Sebeka Residue Storage Facility (MSRSF) from the current approved expansion footprint to a proposed new footprint on the adjacent Everglades sugar cane farm. The project will minimise future destruction of wetlands and is anticipated to significantly reduce the environmental impacts associated with the approved Phase 2 expansion.

The Final Basic Assessment Report and Environmental Management Programme conducted by an independent consultant concluded that based on various specialist studies, the project is beneficial. These studies assisted in the assessment of impacts and identification of essential measures that will mitigate the impacts to within tolerable limits. In conclusion the consultant was of the opinion that on purely environmental grounds the application as it is currently articulated, should be approved.

Table 9: Licenses and Permits

Legislation	Permit No.	Date of Issue	Period of Validity (where applicable)	Supporting Studies	Geographical Area
Mineral & Petroleum Development Act	KZN30/5/1/2/2/164 MR	9 Apr 2009	8 Apr 2039		C EXT
	KZN30/5/1/2/2/123 MR	23 Mar 2010	24 Mar 2035		A, B, C & D
Environmental Conservation Act	EIA/4187	19 July 2006	Commence within 7 years Complete within 10 years of commencement		C EXT
National Environmental Management Act	EIA/4187/AMND/2013	2 Sept 2013			C EXT
	DC/28/0033/2013	12 Dec 2014	Commence within 5 years of issue date		CX (Siyayi R Bridge & Offset restoration)
	DC/28/0036/2010	12 July 2012	Commence within 5 years of issue date	Soil and Land Use Socio-economic Social Biodiversity Geohydrology Surface water Biomonitoring Air Quality Noise Heritage Visual	A, B, C & D
	DC/28/0036/2010 Appeal Decisions	11 June 2013		EA upheld	A, B, C & D
National Water Act	06/W13B/CGI/2229	9 Sept 2013			A, B, C & D
	21169147	23 July 2007			A, B, C & D
	06/ W13B/CI/2603	22 July 2014	20 years from date of issue, subject to 5 yearly review		Bulk water pipeline
Kwa-Zulu Natal Heritage Act	0011/10	11 Oct 2011	30 June 2014	Heritage Assessment	A, B, C & D
NEM:BA					

KZN TECHNICAL REPORT SUMMARY

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25

Legislation	Application Ref	Date Submitted	Supporting Studies	Geographical Area
National Environmental Management Act	KZN 30/5/1/2/2/123 MR KZN 30/5/1/2/2/164 MR	2019	Wetlands Terrestrial Habitat Rivers & Estuaries Surface Water Ground Water Dust Noise Visual Heritage Socio-economic Agricultural Traffic & Transport Geotechnical	Everglades RSF Greater Fairbreeze Biodiversity Offset
NEM: Waste Act	KZN 30/5/1/2/2/123 MR KZN 30/5/1/2/2/164 MR	2019		Everglades RSF Greater Fairbreeze Biodiversity Offset
National Water Act		2019		Everglades RSF Greater Fairbreeze Biodiversity Offset
MPRDA	Section 102 Amendment Application	2019		Everglades RSF
SPLUMA	Land Use planning	2021	EIA studies as required. Motivational report by registered town Planning professional	Everglades RSF

Compliance with the approved environmental management programme is monitored monthly by an independent environmental control officer and reported to the DMRE. Compliance with water use licence conditions is audited annually by an independent auditor and reported to Department of Water and Sanitation. The water use licence requires 6 monthly updates for water quality monitoring as well as the audit reports to be submitted by Tronox to the authority.

Formal agreements are in place with Mondi, the owner of orebody A, for compensation of lost earnings and infrastructure due to use of its land for mining. The agreement caters for different forms of compensation. Direct compensation for timber removal is allowed for, compensation for the 6-year period any area is out of forestry production, as well as for impacted infrastructure.

The Fairbreeze B, C and C Ext orebody surface rights are owned by Tronox.

Community

The local procurement targets as set out in the Mining Charter for capital goods and procurement of services are being met.

For employment, the proportion of historically disadvantaged South Africans (HDSA) well exceeded the required Mining Chartertarget levels of 40%In the Qualified Person's opinion, Tronox's current plans to address any issues related to environmental compliance, permitting, and local individuals or groups are adequate.

Mine Closure

GN R1147 GG 39425 refers to the Regulations Pertaining to the Financial Provision for Prospecting, Exploration, Mining or Production Operations under the National Environmental Management (NEMA) Act. These regulations were published by the Department of Environmental Affairs on 20 November 2015. The purpose of these regulations is to regulate the determination and making of financial provision for the costs associated with the management, rehabilitation, and remediation of environmental impacts from prospecting, exploration, mining or production operations throughout their lifespan. This includes potential latent or residual environmental impacts that may become known in the future. The regulations require an applicant or holder of a permit or right to determine and make financial provision to guarantee the availability of sufficient funds for the rehabilitation and remediation of adverse environmental impacts. The financial provision must be determined through a detailed itemization of all the activities and costs, which are calculated by the actual cost of implementing measures required for annual rehabilitation, final rehabilitation, decommissioning, closure, and remediation of latent or residual environmental impacts. The financial provision can be made through a financial guarantee, a deposit into an account administered by the Minister or a contribution to a trust fund established in terms of applicable legislation.

The South African regulated NEMA GN R1147 prescribes that mine closure planning should be done over the total scheduled LOM. This requirement necessitates the inclusion and differentiation of the rehabilitation, the decommissioning and, finally, the aftercare phase. In agreement with NEMA GN R1147, mine closure provision has been estimated on the basis of functional domains and risks. Rehabilitation of mined out areas are planned to be carried out continuously through the life of mine.

Consultants have estimated mine closure cost, using internationally accepted closure assessment method. In the event of unscheduled closure a provision of US$12 million inclusive of contingency, preliminary and general, post closure as well as risk based and regulatory costs, have been allowed for.

18 Capital and Operating Cost

KZN TECHNICAL REPORT SUMMARY
TRONOX 26

As the operation commenced in 2015 the project capital is no longer a relevant factor in determining the economic viability of the property. However, the economic analysis allows for ongoing minor stay in business capital and also an expansion costing in the feasibility estimate range of US$100 to US$135 million for the Fairbreeze Phase 2 throughput expansion project. The expansion will be done in 2 parts with the first entailing additional processing capacity in the wet concentrator along with additional thickening and residue storage capacity. There will be minor additional capital required for the mining of FBA when a dozer trap will come into use. The first stage is expected to be operational by 2024 with the second stage implemented in H2 of 2025.

The operating costs are known and no longer subject to estimate. Costs used in the economic analysis come from Tronox internal cost accounting systems.

Our projected average annual operating and capital costs from our KZN life of mine model at December 31, 2021 were as follows:

Table 10: Average Annual Capital Cost Estimate (US$/Mpa, 2021 real terms, rounded)

Life of Mine Estimate (2022 – 2037)

Category	2022-2026	2027-2031	2032-2036	2037	LOM Total
Sustaining Capital	2	3	2	0	**34**
Major Infrastructure Investment	24	0	0	0	**118**
Total Capital Expenditure	**25**	**3**	**2**	**0**	**152**

Table 11: Average Annual Operating Cost Estimate (US$/Mpa, 2021 real terms, rounded)

Life of Mine Estimate (2022 – 2037)

Category	2022-2026	2027-2031	2032-2036	2037	LOM Total
Mining and Concentration	50	48	50	4	**743**
Dry Mill	20	21	20	17	**320**
Realization	11	11	11	8	**172**
Total Operating Expenses	**80**	**80**	**81**	**29**	**1,235**

For this report, capital and operating costs for the year ended December 31, 2021 have been estimated to an accuracy of +/-15%.

KZN TECHNICAL REPORT SUMMARY

TRONOX 27

19 Economic Analysis

For the financial modelling that supports the current Reserves, a range of mining block schedules are prepared by the senior mine development engineer. These schedules contain information on ore tonnes and grades, mineral assemblages, predicted product qualities, clay fines levels as well as other information that may impact on throughputs, recoveries and costs.

There are many mineral sands mines operating worldwide. Many as standalone mineral sales operations producing mineral products similar to those emanating from KZN. With so many operations selling titanium and zircon mineral products on the open market Tronox chooses to value its ore reserves on the basis of what it would have to pay to buy the mineral products, if it didn't produce and use them itself. Mineral pricing data is readily available through a number of industry sources.

The current Fairbreeze orebody is expected to be depleted by 2037 at which time the Operation may possibly be relocated to the nearby Port Durnford deposits following further definition of that resource.

Key cost assumptions, macro and mineral price assumptions:

To determine the economic viability and cash flows of the Fairbreeze project, the Company utilized management's best estimates of the following key assumptions for the mining operations: 1) top soil removal and supportive mechanical mining equipment cost, 2) Hydraulic mining costs, 3) plant variable cost, 4) concentrator fixed costs, 5) tailings fixed costs, and 6) maintenance, overhead and support services costs; and for the separation plant, the assumptions are as follows: 1) plant variable costs, 2) MSP fixed costs, 3) HMC haulage rates and 4) maintenance, overhead and support services. Other key assumptions were mineral royalties, distribution costs, mine and concentrator and MSP capital spending, tax rates, and exchange rates. Cash flows are positive for all years in the Life of Mine Plan out to 2037.

The physical mining and processing parameters used in the life of mine plan result in a mine life of 15 years and product yields from in ground mineral to saleable products as follows:

- Ilmenite 76%
- Rutile 75%
- Zircon 80%

Sensitivity analyses were conducted using variants such as commodity price, operating costs, capital costs, ore grade and exchange rates. As a result of these analyses, the project was determined to be economically viable in all scenarios.

After tax nominal cashflows in current day dollar terms are positive for all years in the Life of Mine Plan.

The financial evaluation of ore reserves at KZN Sands indicates that the ore can be economically extracted and processed based on the current price assumptions, costs and plant performance and expected mineral characteristics.

Table 12: Long term real pricing used in the economic analysis (US$/MT, 2021 real terms, rounded).

Product	2016	2017	2018	2019	2020	2021	Forecast 2022 – 2026 (annual average)	Forecast 2027 – 2031 (annual average)	Forecast 2022 – 2037 (annual average)
Ilmenite	95	160	175	176	211	261	248	205	205
Rutile	725	755	900	1,103	1,211	1,201	1,328	1,183	1,183
Zircon	900	1,080	1,470	1,520	1,360	1,500	1,835	1,554	1,554

Consistent with industry standards, Tronox values its mineral reserves based on the prices at which its titanium and zircon mineral products would sell on freely traded markets, as forecasted by third-party industry consultancies.

Table 13: LOM Plan Summary (for the year ended December 31, 2021)

Annual Averages(1)	2022-2026	2027-2031	2032-2036	2037
Ore Mined (kt)	14,861	16,380	16,344	1,178
HM (%)	5.4	6.2	4.4	3.9
Ilmenite (in HM %)	62.8	61.3	59.3	53.6
Rutile+Leucoxene (in HM %)	6.3	7.4	7.2	6.5
Zircon (in HM %)	8.1	7.3	7.5	5.7

(1) Amounts presented are based on weighted averages.

Table 14: Historic Plant Throughput and Saleable product yield (recovery) (for each of the three years ended December 31,

KZN TECHNICAL REPORT SUMMARY
TRONOX 28

2021)

Annual Total	2019	2020	2021
Plant Throughput (kt)	9,506	9,882	9,219
Ilmenite saleable product yield (recovery) (%)	83	87	75
Rutile saleable product yield (recovery) (%)	73	81	78
Zircon saleable product yield (recovery) (%)	78	83	78

Table 15: Cash Flow Analysis of KZN Sands (for the year ended December 31, 2021)

Cash Flow (US$ million)	2022-2026	2027-2031	2032-2036	2037	LOM Total
Revenue - Ilmenite	82	83	80	61	1,288
Revenue - Rutile	31	40	39	31	583
Revenue - Zircon	87	76	78	61	1,266
Revenue	**200**	**199**	**197**	**153**	**3,138**
Operating Costs	-80	-80	-81	-29	-1,235
EBITDA	**120**	**119**	**117**	**124**	**1,903**
Income Tax	-27	-27	-23	-21	-407
Capital Expenses	-25	-3	-2	0	-152
Free Cash Flow	**68**	**90**	**91**	**103**	**1,344**

The sole purpose of the operational and related financial data presented is to demonstrate the economic feasibility of the mineral reserves for the purpose of reporting in accordance with subpart 1300 of Regulation S-K, and should not be used for other purposes. The information presented originates from comprehensive techno-economic modelling, which is subject to change as assumptions and inputs are updated, and as a result does not guarantee future operational or financial performance. Consistent with industry standards, Tronox values its mineral reserves based on the prices at which its titanium and zircon mineral products would sell on freely traded markets, as forecasted by third-party industry consultancies.

Table 16: Sensitivity Analysis (for the year ended December 31, 2021)

Economic sensitivity analysis results are presented below based on variations in significant input parameters and assumptions.

Cashflow (US$Mpa)	-25%	-10%	Reference	+10%	+25%
Commodity Price	808	1,130	1,344	1,559	1,881
Operating Costs	1,647	1,460	1,344	1,211	1,025
Capital Costs	1,374	1,351	1,344	1,321	1,298
Ore Grade	821	1,134	1,344	1,530	1,818
Exchange Rate	1,066	1,246	1,344	1,409	1,498

20 Adjacent Properties

Not applicable.

21 Other Relevant Data and Information

Glossary of Terms are summarized in the table below.

KZN TECHNICAL REPORT SUMMARY

TRONOX 29

30 KZN TECHNICAL REPORT SUMMARY Table 17: Glossary of Terms Term Definition AC Air Core drilling Clay Fines Industry term defined in Tronox as material passing a 45/63 μm sieve and generically meaning “clay and silt suspended in water”. For KZN Sands it is 45 μm CPI Consumer Price Index, a measure of inflation DFS Definitive Feasibility study DMRE Department of Mineral Resources and Energy DTM Digital Terrain Model DWER Department of Water and Environmental Regulation EBITDA Earnings Before Interest, Tax, Depreciation and Amortisation FOB Free-On-Board pricing GPS Global Positioning System HMC Heavy Mineral Concentrate HM/THM Heavy Minerals/ Total Heavy Minerals HT Roll A high voltage electric charging mineral separator JORC Code Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves Kt Kilo tonnes LOMP Life of Mine Plan Mt Million tonnes MWh Mega Watt Hour, a unit of electricity consumption Neighbourhood Analysis Method of classifying multivariate data according to a given distance, provides optimal parameters for modelling. NYSE New York Stock Exchange Ordinary Kriging A statistical method of relating data points based on distance of separation QA/QC Quality Assurance/Quality Control QEMSCAN Quantitative. Evaluation of Materials by Scanning. Electron Microscopy SAMREC South African Code for the Reporting of Exploration Results, Resources and Mineral Reserves Strandline Line of concentrated heavy minerals usually associated with historical shorelines VHM Valuable Heavy Minerals (total of Ilmenite+Rutile+Leucoxene+Zircon) XRF X-ray fluorescent Analysis Yield The recovered weight of material to a saleable product 22 Interpretation and Conclusions The declaration that as at 31st December 2021, the Fairbreeze operations have 217Mt of Mineral Reserves at 5.5% THM grade and in addition Mineral Resources of 107Mt at 3.7% THM grade is well supported. The mineralization in the deposit varies relatively gently in lateral dimensions. Material outside the mine plan is usually mineralized, as is the topsoil, and only marginally below planned grade. The minerals in the deposit are relatively clean with limited existence of inclusions and composite grains. Although there is modest iron staining of the zircon which responds well to HAL treatment and justifies the good recoveries observed in processing. The product qualities are excellent with the ilmenite being ideally suited for TiO2 slag production, the rutile product suited to direct use in chloride pigment processes that Tronox predominantly operates, and the zircon well regarded in the market. Tronox KZN Mineral Sands has a good record for rehabilitation of past mining areas, groundwater management, control of dust and radiation management. Relationships with key stakeholders and government regulators are also in good standing. The LOMP expects to operate through to 2037 with financial provisions made for both scheduled closure and an unexpected closure. On a minerals only basis, financial modelling shows that future reserves are profitably mineable with the existing equipment and infrastructure or as deemed appropriate in the Phase 2 feasibility study. In the Qualified Person’s opinion, all issues relating to relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work. The Fairbreeze operations are a key part of the Tronox vertically integrated pigment production process.

31 KZN TECHNICAL REPORT SUMMARY 23 Recommendations That geological work continues to better define the economic margins of the resources, looking for inclusion, at least in part, as reserves to further extend mine life. 24 References List of References summarized in the table below. Table 18: List of References Title Everglades RSF Pre-Feasibility Study Fairbreeze A&B Definitive Feasibility Study 2020 Fairbreeze Bankable Feasibility Study Updated 2014 Final Basic Assessment Report and Environmental Management Programme - Proposed Everglades Expansion of the Residue Storage Facility and the iSiyaya Plantations Biodiversity Offset at Fairbreeze Mine - Feb 2021 KZN Sands Mineral Resources and Mineral Reserves Report 2021 Tronox KZN Mineral Sands Mine Closure Plan 25 Reliance on information provided by the registrant The preparation of this Technical Summary Report relies on information provided by Tronox and its employees in the following areas, as they are reasonably outside the expertise of the qualified persons. • Marketing plans and pricing forecasts as key inputs to the economic modelling; • Environmental performance commitments and mine closure costing; • Maintenance of licenses and other government approvals required to sustain the LOMP; • Capital to progress the mining of the Fairbreeze A and B deposits. 26 Date and Signature Page This report titled “KZN Technical Report Summary” with an effective date of December 31, 2021 was prepared and signed by: /s/ Carlo Philander Carlo Philander, Regional Manager Mineral Resource Development Dated at Koekenaap, Western Cape, South Africa February 21, 2024